LICENSE AGREEMENT



  This agreement is made and entered into this 22nd day of January, 1999, by and between GeoResources, Inc. a Colorado Corporation ("Geo") and Silverado Landscape Materials, an Arizona Limited Liability
Corporation ("SLM").

  1. Grant of License. Geo hereby grants to SLM a exclusive license to enter onto the property known as the Reymert Property located in the Tonto National Forest in Pinal County, Arizona (the "Property") which is shown in Exhibit A attached hereto, for the sole purpose of producing and marketing decorative rock, boulders, rip rap, road base material and similar commercial rock products. SLM shall be responsible for providing all production equipment, including but not limited to all trucks and manpower to produce such materials at its sole cost and expense.

  2. Term. The term of this Agreement shall commence on January 15, 1999, and shall continue in force and effect until January 15, 2002, unless terminated earlier in accordance with the provisions of Section 10 hereof.

  3. Designation of Locations for Production. The precise location or locations for the production of materials from the Property shall be determined by mutual agreement between Geo and SLM, taking into account such factors as the quality of rock materials which can be produced, the ease of access to such locations, and such other factors as the parties shall deem relevant. In addition, Geo will provide access to a site or sites on the Property for the set up and operation of SLM's production equipment, and the storage of manufactured products and the disposition of by-products or waste rock. SLM will do all site preparation work necessary to provide access both to the production and the processing sites and any other on-site work necessary to facilitate its operations.

  4. Royalties. In consideration for the license hereby granted, SLM will pay to Geo a royalty of Ten Percent (10%) of the gross selling price before taxes as invoiced for all products produced and sold from the Property. Such royalties will be paid on or before the 25th day of each month for the term of this agreement for all material sold by invoice during each second preceding calendar month. As an example of this, invoiced sales for January, 1999 would have royalties due March 25th, 1999. In addition if SLM can show GEO documentation, acceptable to GEO, that payment was never received for a particular invoiced sale then royalties would not be due on that sale. If royalties for any calendar month do not equal at least $250.00 then SLM agrees to pay GEO a monthly minimum royalty of $250.00 to continue this license agreement in effect. The failure of SLM to pay royalties or minimum royalties under the terms of this paragraph shall terminate the license agreement under the terms of paragraph 10

  5. License Bonus Payment. As further consideration for the exclusive license hereby granted SLM agrees to pay GEO an initial license bonus payment of Twenty Five Hundred Dollars ($2500.00) which GEO and SLM agree prepays any minimum royalties due for products sold through April 30th 1999, such that only monthly royalties in excess of $250.00 would be due for calendar months January through April 1999.

  6. Conduct of Operations. SLM agrees to conduct all of its operations in compliance with the regulations of all state and federal governmental agencies having jurisdiction over the Property. Such agencies include but are not limited to the United States Forest Service and the Mine Safety and Health Administration. Any bonds, permits or other regulatory requirements by governmental agencies will be the provided by SLM at its sole cost and expense.

  7. Liability Insurance. During the term of this Agreement, SLM agrees to carry comprehensive general liability insurance covering its operations at the Property with liability in the amount of not less than One Million Dollars ($1,000,000.00). Such insurance shall name Geo as an additional insured and shall provide that it may not be cancelled without at least 30 days advance written notice to Geo.

  8. Indemnification. SLM will indemnify, defend and hold Geo harmless from any loss or liability resulting from its operations on the Property under this Agreement. Geo shall indemnify, defend and hold SLM harmless for any loss, cost or injury resulting from any operations by GEO on the Property.

  9. Ownership of Reymert Porperty. GEO agrees that it will not enter into any agreement to sell the Property to any third party without giving SLM 60 days advance written notice of such intent.

  10. Cancellation. Geo shall be entitled to terminate this Agreement before January 15th, 2002, upon not less than 90 days advance written notice to SLM if, in the exercise of its good faith judgment, Geo can demonstrate that the continued operation by SLM at the Property shall materially interfere with other more economic activities of Geo on the Property. In addition, Geo may cancel this Agreement if, at any time, SLM has failed to comply with all of its obligations hereunder and, having received written notice of such failure, has not cured such failure within 30 days after receipt of such notice or if SLM's operation on the Property should be determined to be in violation of any applicable law, rule or regulation of any governmental body having jurisdiction.

       SLM may cancel this Agreement upon not less than 30 days advance written notice to GEO if they are unable to locate commercially marketable material at a mutually acceptable location on the Property or if SLM's operation on the Property should be determined to be in violation of any applicable law, rule or regulation of any governmental body having jurisdiction.

  11. Notices. Various provisions of this agreement provide for delivery of notices or other communications from one party to the other. Any such notices shall be given in writing and may be delivered in person or by deposit into the United States mails, by delivery by FAX or by any overnight courier. Notices delivered in person, by deposit into the United States mail or by overnight courier shall be effective when received. Notices delivered by FAX shall be effective when sent but any such notices shall be followed by delivery of a signed original notice. Any such notices shall be sent to the following addresses:

                       Silverado Landscaping Material
                       6504 East Orion Street
                       Mesa, AZ  85215
                       Attn:  Steve Young, President
                       FAX:  (602) 654-2704

                       GeoResources, Inc.
                       P. O. Box 1505
                       1407 W. Dakota Parkway, Ste. 1B
                       Williston, ND  58801
                       Attn:  J. P. Vickers, President
                       Fax:  (701) 572-0277

  13. Taxes. SLM shall be responsible for the payment of any severance, mining or sales taxes due to the State of Arizona on account of the operations hereunder. Geo shall be responsible for the payment of all property taxes payable on its Property.

  14. Choice of Laws. This Agreement shall be deemed to have been made in the State of Arizona and shall be subject to the jurisdiction of Arizona courts. In the event of any litigation between the parties with respect to the Agreement, the prevailing party shall be entitled to recover such attorneys' fees and costs as the court may award.

       IN WITNESS WHEREOF this Agreement is made as of the date first above written.

                                   SILVERADO LANDSCAPE MATERIAL
                                   an Arizona Limited Liability Corporation

                                   By  /s/ Randy Parsons
                                     Randy Parsons
                                     Vice President


                                   GeoResources, Inc.
                                   a Colorado Corporation

                                   By  /s/ J. P. Vickers
                                     J. P. Vickers
                                     President